Exhibit 10.2
[Execution Copy]
January 31, 2007
Mr. William A. Robinson
1100 Cassatt Road
Berwyn, PA 19312
Dear Mr. Robinson:
     You previously entered into an employment agreement with SunCom Wireless Management Company, Inc. (f/k/a Triton Management Company, Inc.) (the “Company”) dated as of March 7, 2005 (the “Original Employment Agreement”) and thereafter amended by a certain Letter Agreement (the “First 2005 Letter Agreement”) dated December 2, 2005, a certain Letter Agreement (the “Second 2005 Letter Agreement”) dated December 14, 2005, and a certain Letter Agreement (the “2006 Letter Agreement”) dated September 11, 2006. The Original Employment Agreement as amended by the First 2005 Letter Agreement, the Second 2005 Letter Agreement and the 2006 Letter Agreement is referred to collectively herein as the “Existing Employment Agreement”. Except as otherwise defined herein, all capitalized terms used herein shall have the meaning set forth in the Existing Employment Agreement.
     Each of the Company and SunCom pursuant to this letter agreement (this “Agreement”) hereby agree to modify the terms of your Existing Employment Agreement as set forth below:
     1. Benefits Upon Termination. Notwithstanding Sections 5(b) and 5(c) of the Original Employment Agreement, Section 7 of the Second 2005 Letter Agreement, Section 1 of the 2006 Letter Agreement (or any other provision of the Existing Employment Agreement), in the event of a termination of Executive’s employment at any time following the occurrence of a Triggering Event (as hereinafter defined) (i) by the Company Without Cause, (ii) by the Company or Executive by notice of non-renewal pursuant to Section 1 of the Second 2005 Letter Agreement at the conclusion of the current term (i.e. February 3, 2009), (iii) by Executive by notice of Voluntary Termination at the conclusion of the current term (i.e. February 3, 2009), (iv) by Executive for Good Reason, or (v) by reason of Executive’s death or Disability, then Executive shall be entitled (in addition to any non-cash severance-related benefits, payments or compensation provided for in the Existing Employment Agreement) to:
          (a) a severance benefit in the amount of the product resulting from multiplying Executive’s Base Salary on the date of such termination by two (2);
          (b) an annual bonus for the calendar year during which such termination occurs (without regard to the date during such year that such termination occurs) in the amount of the product resulting from multiplying Executive’s full target annual bonus by two (2), which bonus shall be calculated (i) in accordance with Section 4 of the Second 2005 Letter Agreement and (ii) as if Executive had achieved one hundred percent (100%) of his bonus-based goals for such calendar year; and

Mr. William A. Robinson
January 31, 2007

          (c) immediate vesting of all unvested shares of SunCom owned by Executive as of the date of such termination (whether such shares are subject to the Plan or a restricted stock award letter agreement or comparable agreement).
          The benefits described in Sections 1(a) and 1(b) above shall be payable in a single lump sum as soon as practicable, but in no event more than ten (10) business days, following the end of the Employment Period; provided that in the event that such benefits constitute “deferred compensation” payable to a “key employee” of a publicly-traded corporation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, such benefits shall not be payable until six (6) months following Executive’s separation from service and shall not accrue interest during such 6-month period.
          In the event of a termination of Executive’s employment under circumstances other than those described in this Section 1, Executive shall not be entitled to the severance benefits set forth in this Section 1 but shall continue to be entitled to those benefits upon termination described in Section 7 of the Second 2005 Letter Agreement and Section 1 of the 2006 Letter Agreement (in addition to any non-termination related benefits, payments or compensation provided for in the Existing Employment Agreement).
          As used herein, the term “Triggering Event” shall mean the earlier to occur of the following events:
          (i) consummation of a proposed transaction involving the exchange of certain of the 9-3/8% Senior Subordinated Notes due 2011 and 8-3/4% Senior Subordinated Notes due 2011, in each case issued by SunCom Wireless, Inc., for shares of SunCom’s Class A Common Stock, par value $0.01 per share (the “Restructuring”); and
          (ii) at least two (2) of the following three (3) current members of SunCom’s Board of Directors (the “Board”) ceasing to be members of the Board for any reason: Scott Anderson, Mathias DeVito and Arnold Sheiffer.
          The Company shall deposit the aggregate amount of Executive’s benefits described in Sections 1(a) and 1(b) into an irrevocable trust with a third party trustee mutually acceptable to Executive and the Company and pursuant to an irrevocable trust agreement in form and substance reasonably satisfactory to Executive. Such trust shall be funded upon the earlier to occur of (A) the business day immediately prior to the targeted closing date of the Restructuring and (B) the third business day following the occurrence of a Triggering Event described in clause (ii) above.
          Notwithstanding anything to the contrary contained herein, payment to Executive of the benefits described in this Section 1 shall be contingent upon each of Executive and the Company executing and delivering to the other a mutual general release of claims in the form attached hereto as Exhibit A (the “Release”).
     2. Sale Transaction Bonus. In the event a Sale Transaction (as hereinafter defined) is consummated at any time following the occurrence of a Triggering Event, SunCom shall

Mr. William A. Robinson
January 31, 2007

establish a segregated bank account and deposit into such account a cash bonus pool (the “Sale Bonus Pool”), to be disbursed among Executive, the Company’s Chairman and Chief Executive Officer and the Company’s Executive Vice President and Chief Financial Officer (collectively, the “Senior Managers”), in the amount of (i) one-half of one percent (0.5%) of the Sale Proceeds (as hereinafter defined) payable to SunCom, SunCom’s Affiliates and/or SunCom’s stockholders in such Sale Transaction in excess of One Billion Seven Hundred Million Dollars ($1,700,000,000) and up to Two Billion Dollars ($2,000,000,000) and (ii) one percent (1.0%) of the Sale Proceeds payable to SunCom, SunCom’s Affiliates and/or SunCom’s stockholders in such Sale Transaction in excess of Two Billion Dollars ($2,000,000,000). SunCom shall pay to Executive an amount equal to twenty-five percent (25%) of the aggregate Sale Bonus Pool.
          The benefit described in this Section 2 shall be payable in a single lump sum as soon as practicable, but in no event more than ten (10) business days, following the consummation of the Sale Transaction; provided in the event that:
          (x) any portion of the Sale Proceeds is required by the terms of the Sale Transaction to be placed into escrow, retained or held back by the buyer, or the payment thereof is otherwise subject to contingencies based upon the occurrence of future events (“Contingent Sale Proceeds”), SunCom shall deposit into the segregated account but not disburse to the Senior Managers the portion of the Sale Bonus Pool attributable to the Contingent Sale Proceeds until such time as, and only to the extent that, the Contingent Sale Proceeds are released from escrow, no longer retained or held back by the buyer, or otherwise no longer subject to payment contingencies, as the case may be (“Released Sale Proceeds”)1; and
          (y) the aggregate amount of Sale Proceeds in a Sale Transaction that do not constitute Contingent Sale Proceeds is insufficient to trigger SunCom’s obligation to establish a Sale Bonus Pool (e.g. such non-contingent Sale Proceeds do not exceed $1.7 billion), then SunCom shall deposit into the segregated account but not disburse to the Senior Managers the Sale Bonus Pool attributable to such Sale Transaction until such time as a sufficient portion of the Contingent Sale Proceeds become Released Sale Proceeds to render the Sale Transaction eligible for a Sale Bonus Pool.2
          In the event that the benefits described in this Section 2 constitute “deferred compensation” payable to a “key employee” of a publicly-traded corporation pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, such benefit shall not be payable until

[1]	For example, if a Sale Transaction generates total Sale Proceeds of $1.85 billion with a $50 million holdback, SunCom will deposit into the Sale Bonus Pool the amount of $750,000 upon the closing of the Sale Transaction, distribute $500,000 to the Senior Managers immediately, and retain $250,000 pending release of the holdback. If $40 million of the holdback is ultimately paid to SunCom one year later, SunCom will then distribute $200,000 to the Senior Managers and retain the remaining $50,000.

[2]	For example, if a Sale Transaction generates total Sale Proceeds of $1.725 billion with a $50 million holdback, SunCom will deposit into the Sale Bonus Pool the amount of $125,000 upon the closing of the Sale Transaction but retain the entire amount pending release of a sufficient portion of the holdback. If $30 million of the holdback is ultimately paid to SunCom one year later, SunCom will distribute $25,000 to the Senior Managers and retain the remaining $100,000.

Mr. William A. Robinson
January 31, 2007

six (6) months following Executive’s separation from service and shall not accrue interest during such 6-month period.
          Notwithstanding anything to the contrary contained herein, payment to Executive of the benefits described in this Section 2 shall be contingent upon each of Executive and the Company executing and delivering the Release.
          As used herein:
          (A) The term “Sale Transaction” means any transaction or series of transactions whereby directly or indirectly (I) an acquisition, merger, consolidation, or other business combination pursuant to which the business or assets of SunCom are, directly or indirectly, combined with a third party not controlled by SunCom’s current stockholders; (II) the acquisition, directly or indirectly, by a buyer or buyers (which term shall include a “group” of persons as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of equity interests or options, or any combination thereof constituting a majority of the then outstanding stock of SunCom or possessing a majority of the then outstanding voting power of SunCom (except as may occur with current stockholders or debtholders as a result of a restructuring, other than a buyer or buyer directly or indirectly controlled by the current SunCom stockholders); (III) any other purchase or acquisition, directly or indirectly, by a buyer or buyers directly or indirectly controlled by the current stockholders; or (IV) the formation of a joint venture or partnership with SunCom or direct investment in SunCom for the purpose of effect a transfer of a significant interest in SunCom to a third party.
          (B) The term “Sale Proceeds” means (I) the total amount of cash and fair market value (on the date of payment) of all property paid or payable (including amounts paid in escrow) in connection with the Sale Transaction (or any related transaction), including amounts paid or payable in respect of convertible securities, preferred equity securities, warrants, stock appreciation rights, options or similar rights, whether or not vested, plus (II) in the event of a sale of the capital stock of SunCom and/or its Affiliates, the principal amount of all indebtedness for borrowed money or other liabilities of SunCom and/or its Affiliates as set forth on the most recent balance sheet, or, in the case of a sale of assets, all indebtedness for borrowed money or other liabilities assumed by the third party. Sale Proceeds shall also include the aggregate amount of all dividends or other distributions declared by SunCom and/or its Affiliates after the date hereof other than normal quarterly cash dividends, and, in the case of a sale of assets, the net fair market value of any current assets not sold by SunCom and/or its Affiliates, less the book value of the current liabilities not assumed by the applicable buyer. For purposes of calculating Sale Proceeds, the value of securities, whether debt or equity, that are freely tradeable in an established public market will be determined on the basis of the average closing price in such market for the 10 trading days prior to the closing of the Sale Transaction (the “Valuation Date”); and the value of securities that have no established public market or other property will be the fair market value of such securities or other property on the Valuation Date. If Sale Proceeds include any restricted stock (i.e. stock in a public company not freely tradeable), the portion of the Sale Bonus Pool related thereto shall be calculated by the Board in good faith and paid into the Sale Bonus Pool upon consummation of the Sale Transaction.

Mr. William A. Robinson
January 31, 2007

          (C) The term “Affiliate”, as applied to a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
     3. Stock Awards. Executive shall continue to be eligible to receive additional awards, consistent with SunCom’s and the Company’s past practice, under SunCom’s 1999 Stock and Incentive Plan (or any successor thereto) (the “Plan”) under the provisions of such Plan as may be approved by the Compensation Committee of the Board from time to time, but in no event shall Executive’s awards during 2007 or the years thereafter consist of fewer shares of SunCom stock than those awards granted to him in 2006.
     4. Notice Period for Certain Terminations. Notwithstanding Sections 5(a)(i) and 5(a)(iii) of the Original Employment Agreement (or any other provision of the Existing Employment Agreement), from and after the date hereof:
          (a) The notice required to be given by Executive in the event of a Voluntary Termination shall be ninety (90) days’ prior written notice to the Company; and
          (b) The notice required to be given by the Company in the event of a Without Cause termination shall be ninety (90) days’ prior written notice to Executive.
     5. Contractual Payment Subject to Forfeiture. Notwithstanding Section 3 of the Second 2005 Letter Agreement (or any other provision of the Existing Employment Agreement), from and after the date hereof the Forfeiture Date applicable to the $275,000 payment described in Section 3 of the Second 2005 Letter Agreement shall be June 30, 2007.
     6. Non-Competition Covenant. Notwithstanding Section 6(a) of the Original Employment Agreement or Section 9 of the Second 2005 Letter Agreement (or any other provision of the Existing Employment Agreement), Executive shall not have breached (and shall not be deemed to have breached) his non-competition obligations to SunCom and its direct and indirect Subsidiaries if following any termination of his employment with the Company he accepts employment with (or agrees to provide consulting services as an independent contractor to) any entity engaged in the business of selling personal communications services or personal communications handsets and accessories (any such entity, a “New Employer”) so long as:
          (a) Executive’s duties and responsibilities for the New Employer are not primarily operational in nature and the New Employer either (i) provides services throughout the United States or (ii) does not provide services in the Southeastern region of the United States; or
          (b) Executive’s duties and responsibilities for the New Employer are primarily operational in nature and either (i) the New Employer does not provide services in the Southeastern region of the United States or (ii) Executive’s duties for the New Employer do not involve the Southeastern region of the United States.
     7. Continuation of Benefits. From and after the date hereof, Section 7(b) of the Second 2005 Letter Agreement is hereby amended and restated in its entirety to read as follows:

Mr. William A. Robinson
January 31, 2007

“continuation of coverage under and participation rights in the Company’s then existing medical, dental and prescription drug programs for the 24-month period following the end of the Employment Period (to the extent such continued coverage is permitted under applicable law) at the same level of coverage (i.e. single, spousal or family) applicable to you as of the date of termination and subject to the same Company and employee contributions for such coverage in effect as of the date of termination and during such 24-month period for similarly situated employees, in each case, to the same extent as if you were still employed by the Company during such period; and”
     8. Directors’ and Officers’ and Insurance. Notwithstanding Section 4(e) of the Original Employment Agreement (or any other provision of the Existing Employment Agreement), from and after the date hereof the Company and SunCom shall maintain at their expense the directors’ and officers’ insurance coverage described in the executed term sheet for the Restructuring dated November 21, 2006 (including the 6-year “tail” coverage related thereto) and Executive in his capacity as an officer and director of SunCom and its Affiliates shall be entitled to coverage under such policies to the same extent as any member of the Board.
     9. Definition of “Cause”. From and after the date hereof, Section 5(d) of the Original Employment Agreement is hereby amended and restated in its entirety to read as follows:
“For purposes of this Agreement, ‘Cause’ means only:
(i) Executive’s conviction of a felony (other than felonies related solely to automobile infractions, unless Executive is incarcerated as a result thereof); or
(ii) Executive’s willful malfeasance or gross misconduct in connection with his employment hereunder which has materially adversely affected SunCom as determined by a majority vote of its Board of Directors (which majority vote shall require the affirmative vote of (A) at least one (1) management member of the Board (other than Executive) and (B) a majority of the independent members of the Board); or
(iii) a substantial and continual refusal by Executive to perform the material duties required of him hereunder as determined by a majority vote of the SunCom Board of Directors (which majority vote shall require the affirmative vote of (A) at least one (1) management member of the Board (other than Executive) and (B) a majority of the independent members of the Board), which refusal is not cured within 30 days after the date of receipt by Executive from the SunCom Board of Directors of its written notice

Mr. William A. Robinson
January 31, 2007

referring to this provision and describing such refusal; provided, however that Executive’s refusal to perform duties that violate any applicable law or generally accepted business ethics shall not constitute grounds for a termination for Cause”
     10. All Other Provisions Remain Effective. Except as otherwise expressly modified under this Agreement, all other terms and conditions of the Existing Employment Agreement shall continue in full force and effect and are hereby ratified and confirmed. In the event of any inconsistency between the terms of the Existing Employment Agreement and the terms of this Agreement, the terms of this Agreement shall control. This Agreement may be executed and delivered in counterparts, each of shall be deemed to be an original, but all of which shall collectively constitute the same instrument.
     Please evidence your acceptance of the foregoing modification to the Existing Employment Agreement by executing this Agreement where provided below and returning it to SunCom and the Company, whereupon this Agreement shall constitute the legally valid and binding obligation of the parties hereto, enforceable against such parties in accordance with its terms, and future references to your Employment Agreement shall mean the Existing Employment Agreement as amended by this Agreement.
[Signatures Contained on Next Page]

Mr. William A. Robinson
January 31, 2007

     Pending execution of this Agreement or in the event you elect not to accept this offer, your employment shall continue under the terms of the Existing Employment Agreement.

SunCom Wireless Holdings, Inc.
By:	/s/ Mathias DeVito
Mathias DeVito
Chairman, Compensation Committee of Board of Directors

SunCom Wireless Management Company, Inc.
By:	/s/ Michael E. Kalogris
Michael E. Kalogris
Chairman and Chief Executive Officer

Executive
/s/ William A. Robinson
WILLIAM A. ROBINSON

EXHIBIT A
Form of Release
MUTUAL RELEASE OF CLAIMS
     FOR AND IN CONSIDERATION OF the benefits to be provided to WILLIAM A. ROBINSON, an individual (“Executive”), in connection with the termination of his employment, as set forth in that certain Employment Agreement by and among SunCom Wireless Holdings, Inc., a Delaware corporation, and SunCom Wireless Management Company, Inc., a Delaware corporation (collectively, the “Company”) and Executive dated as of March 7, 2005, (the “Original Employment Agreement”), and thereafter amended by certain Letter Agreements dated December 2, 2005(the “First 2005 Letter Agreement”), December 14, 2005 (the “Second 2005 Letter Agreement”), September 11, 2006 (the “2006 Letter Agreement”), and January 31, 2007 (the “2007 Letter Agreement”) (collectively, the “Employment Agreement”), which are conditioned upon Executive signing this Release of Claims and to which Executive is not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive does hereby REMISE, RELEASE, AND FOREVER DISCHARGE the Company and each of its past or present subsidiaries and affiliates, its and their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company, or of its past or present subsidiaries or affiliates, and the past or present trustees, administrators, agents, or employees of the pension and employee benefit plans (hereinafter collectively referred to as the “Company Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity (“Claims”), which Executive ever had, now have, or hereafter may have, or which Executive’s successors, assigns, heirs, executors or administrators hereafter may have (collectively with Executive, the “Executive Parties”, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release of Claims that arises from, or relates in any way to, Executive’s employment relationship and/or the termination of Executive’s employment relationship with the Company, including but not limited to, any such Claims that have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including any claims under the Pennsylvania Human Relations Act, 43 PA. C.S.A. §§ 951 et seq., as amended, the Rehabilitation Act of 1973, 29 USC §§ 701 et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 USC §§ 2000e et seq., as amended, the Civil Rights Act of 1991, 2 USC §§ 60 et seq., as applicable, the Age Discrimination in Employment Act of 1967, 29 USC §§ 621 et seq., as amended (“ADEA”), the Americans with Disabilities Act, 29 USC §§ 706 et seq., and the Employee Retirement Income Security Act of 1974, 29 USC §§ 301 et seq., as amended, any contracts between the Company and Executive and any common law Claims now or hereafter recognized and all Claims for counsel fees and costs; provided, however, that this Release of Claims shall not apply to
     (a) Any entitlements arising under, or preserved by Sections 5(b) and 5(c) of the Original Employment Agreement, Sections 5 and 7 of the Second 2005 Letter Agreement,

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Section 1 of the 2006 Letter Agreement, and Sections 1, 2, 5 and 7 of the 2007 Letter Agreement;
     (b) Claims Executive may have as a holder of securities of the Company so long as Executive is not the moving, initiating or lead party or that are based on criminal acts by any of the Company Parties;
     (c) Claims by Executive for vested retirement plan benefits under the Company’s tax-qualified retirement plans;
     (d) Claims for benefits under any insured group health plan maintained by the Company, including any right to continuation coverage under COBRA;
     (e) Claims under any liability insurance policy maintained in accordance with Section 8 of the 2007 Letter Agreement; or
     (f) Claims by Executive for indemnification under Section 4(d) of the Original Employment Agreement and/or to the extent that the Company has provided indemnification pursuant to the terms of its bylaws, a resolution of the board of directors or any directors and officers liability policy maintained by the Company.
     Executive expressly waives all rights afforded by any statute that expressly limits the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims that the Executive does not know or suspect to exist in his favor at the time of executing the release, which if known by him may have materially affected his settlement with the Company.
     Executive acknowledges that the restrictive covenants contained in Section 6 of the Original Employment Agreement (as modified by Section 9 of the Second 2005 Letter Agreement and Section 6 of the 2007 Letter Agreement) will survive the termination of his employment to the extent set forth therein. Executive affirms that those restrictive covenants are reasonable and necessary to protect the legitimate interests of the Company, that he received adequate consideration in exchange for agreeing to those restrictions and that he will abide by those restrictions.
     In signing this Release of Claims, Executive acknowledges his understanding that he may not sign it prior to the termination of his employment under the Employment Agreement, but that he may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date Executive’s employment with the Company under the Employment Agreement terminates. Executive also acknowledges that he is advised by the Company Parties to seek the advice of an attorney prior to signing this Release of Claims; that Executive has had sufficient time to consider this Release of Claims and to consult with an attorney, if he wished to do so, or to consult with any other person of his choosing before signing; and that he is signing this Release of Claims voluntarily and with a full understanding of its terms. Executive further acknowledge that, in signing this Release of Claims, he has not relied upon any promises or representations, express or implied, that are not set forth expressly in the Employment Agreement. Executive understands that he may revoke this Release of Claims

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at any time within seven (7) days after the date of his signing by written notice to the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if Executive has not timely revoked it.
     In further consideration of Executive’s execution of this Release of Claims and other consideration provided to the Company by Executive pursuant to the Employment Agreement, the Company, on behalf of itself and the other Company Parties, hereby executes this Release of Claims and does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive and the other Executive Parties, of and from any and all manner of Claims, which the Company Parties, now have, or hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Executive’s employment with the Company to the date of this Release of Claims that arise from, or relate in any way to, Executive’s employment relationship with the Company or the termination thereof, including but not limited to, any such Claims that have been asserted, could have been asserted, or could be asserted now or in the future under any federal, state or local laws, any such Claims that are based on contracts between the Company and Executive and any such Claims that are now or hereafter recognized under the common law and any such claims for counsel fees and costs, but in no event shall this release apply to any claim based upon any criminal act by Executive or on any act of Executive wholly outside the scope of his duties and employment.

SunCom Wireless Holdings, Inc.

By:

Name:
Title:

SunCom Wireless Management Company, Inc.

By:

Name:
Title:

Executive

WILLIAM A. ROBINSON

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